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                                Exhibit 10.30

                                  AGREEMENT

         This Agreement is made as of the 10th day of July, 1996 by and among CAPITAL BANK, a Florida banking corporation (the "Bank"), CAPITAL FACTORS HOLDING, INC., a Florida corporation ("Holding"), and CAPITAL FACTORS, INC., a Florida corporation and subsidiary of Holding ("Factors").

         WHEREAS, the Bank, Holding and Factors desire to enter into this Agreement for the purpose of providing for certain matters relating to the relationship among the Bank, Holding and Factors.

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

         1. Restrictions Relating to Share Issuance and Acquisitions. During the period that and so long as the Bank, presently the sole shareholder of Holding, or such other entity or person designated in writing by the Bank or by a previous designee of the Bank and to which or whom the Bank or such previous designee transfers shares in Holding constituting control of Holding within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), that is, shares having at least 80 percent of the total combined voting power of all classes of stock entitled to vote for directors of Holding and constituting at least 80 percent of the total number of shares of each other class of stock of Holding, all as defined in Section 368(c) of the Code (all such stock in the aggregate constituting "Eighty Percent Control" and the Bank or any such designee being hereinafter referred to as an "Eighty Percent Holder"), holds Eighty Percent Control (such period being hereinafter referred to as the "Eighty Percent Period") and although a vote of shareholders is not and shall not be required under applicable law or Holding's Amended and Restated Articles of Incorporation or Factors' Amended and Restated Articles of Incorporation (collectively, the "Articles"), for the issuance of shares of capital stock, equity securities or any debt or other instruments that are convertible or exchangeable into stock or any other equity security of Holding, Factors or any subsidiary, including options or any other rights to purchase capital stock, pursuant to any employee benefit plan or stock option plan (a "Plan") or otherwise, that are authorized under the Articles, but unissued, or, in many circumstances, to acquire an ownership interest in certain assets as described below, the advance written approval of the Eighty Percent Holder shall be required (unless waived in writing by the Eighty Percent Holder) prior to (i) Holding taking any action, including, without limitation, the issuance of any capital stock or other equity security or any debt or other instrument that is convertible or exchangeable into stock or any other equity security of Holding, including options or any other rights to purchase capital stock, pursuant to any Plan or otherwise, that would reduce the percentage of ownership of the Eighty Percent Holder in the capital stock of Holding so that the Eighty Percent Holder thereafter would not own stock constituting Eighty Percent Control (treating options or any other rights to purchase capital stock as exercised immediately upon issuance for purposes of making this determination) or that otherwise would reduce (or, with the taking of any action contemplated by the instrument in question, could reduce) the Eighty Percent Holder's ownership of Holding stock below "control" of Holding within the meaning
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of Section 368(c) of the Code; (ii) Factors issuing any capital stock, equity security or any debt or other instrument convertible or exchangeable into its stock or other equity security or any option or other right to purchase its stock or other equity security or any right to purchase the same; (iii) Holding or Factors acquiring or causing any subsidiary to acquire any direct or indirect ownership interest in any asset that does not constitute part of an active trade or business within the meaning of Section 355(b) of the Code; provided, however, that Holding or Factors or any subsidiary of either may acquire any asset that is similar in nature to the assets it holds on July 1, 1996, so long as that acquisition would not cause Holding or Factors or any subsidiary of either, as the case may be, not to be engaged in an active trade or business within the meaning of Section 355(b) of the Code; or (iv) Holding or Factors taking any action to cause the issuance of capital stock, equity security or any debt or other instrument that is convertible or exchangeable into stock or any other equity security by or of any subsidiary, and neither Holding nor Factors shall take any such action above without the prior written approval of the Eighty Percent Holder during the Eighty Percent Period. Any attempt to take such action without the prior written approval of the Eighty Percent Holder during the Eighty Percent Period shall be null and void and any purported issuance of capital stock or an equity security or any convertible or exchangeable debt or other instrument or any right to purchase the same in Holding, Factors or any subsidiary or any acquisition in violation of this provision shall not terminate the Eighty Percent Period.

         2. Restrictions Relating to Boards of Directors and Bylaws. During the Eighty Percent Period, neither Holding nor Factors shall take any action to (i) alter the composition of the board of directors of Factors or the board of directors of any subsidiary or to remove or replace any director then serving on the board of directors of Factors or the board of directors of any subsidiary, (ii) change the number of its directors or the number of directors of any subsidiary, (iii) fill any vacancy in its board of directors or in the board of directors of any subsidiary or (iv) alter, amend or repeal, in whole or in part, its Bylaws, or adopt new Bylaws, without the advance written approval of the Eighty Percent Holder (unless such requirement is waived in writing by the Eighty Percent Holder).

         3. Prior Approval is not Required for Shareholder Vote. The obligations of Holding and Factors contained in this Agreement to obtain the advance written approval of the Eighty Percent Holder shall continue in effect during the Eighty Percent Period, notwithstanding that neither Holding nor Factors is required under applicable law or its Articles to have a vote of shareholders to take any such actions, except possibly with respect to certain acquisitions, and that neither Holding nor Factors will have a vote of shareholders to take any such actions, except possibly with respect to certain acquisitions. The consent or lack of consent of the Eighty Percent Holder with respect to any matter is not a vote on such matter by the Eighty Percent Holder.

         4. Preemptive Rights. During the Eighty Percent Period, the Eighty Percent Holder shall have preemptive rights in Holding as set forth below (the "Preemptive Rights"). Pursuant to the Preemptive Rights, in the event that Holding proposes to issue and sell additional shares of any capital stock or equity security, including authorized but unissued shares, to any person or entity other than the Eighty Percent Holder, including without limitation (i) pursuant to the exercise of options granted under any Plan, (ii) to satisfy conversion rights, (iii) as compensation or (iv) otherwise than for money; then the Eighty Percent Holder shall have the right, for a period of sixty days from the date of receipt of written notice of any such proposed issuance or sale, and, in all events, prior to any such
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issuance or sale by Holding, to purchase, at its discretion, up to a percentage of such capital stock or equity securities equal to its proportionate interest in Holding prior to any such proposed issuance or sale of such capital stock or equity security to another entity or person (the "Pro Rata Amount"), at the proposed issuance price, which right shall be exercisable by written notice to Holding given within sixty days after receipt by the Eighty Percent Holder of the written notice of such proposed issuance or sale. If the Eighty Percent Holder shall fail to respond to Holding within the sixty-day notice period, such failure shall be regarded as a rejection of its right to participate in the purchase of such capital stock or equity securities. To the extent that the Eighty Percent Holder does not elect to purchase its Pro Rata Amount, Holding may issue all (but not less than all) of the remainder of such capital stock or equity securities being offered for issuance or sale which the Eighty Percent Holder has elected not to purchase to any person or entity other than the Eighty Percent Holder, at the price specified by Holding in its notice to the Eighty Percent Holder, provided that such issuance is bona fide and made within 90 days of the date of such notice.

         The closing of any purchase under this Section 4 shall be at a date and time selected by the Eighty Percent Holder within ten business days after the Eighty Percent Holder is notified of the closing by Holding, or at such other time and place as the parties to the transaction may agree upon.

         Notwithstanding anything contained in this Section 4, the provisions of Section 1 remain in full force and effect and supersede the provisions of this Section 4, and no issuance or sale may be made to any party pursuant to this Section 4 in violation of Section 1.

         5. Actions and Obligations of Bank. Holding and Factors are entering into this Agreement because Bank has agreed to pursue an initial public offering for Holding. Bank agrees to exercise its rights in a reasonably prompt manner, subject to its use of diligence reasonably deemed necessary by the Bank.

         6. Injunctive Relief. Each of Holding and Factors agrees that any violation of the foregoing covenants will cause irreparable injury to the Bank, that the remedies at law for any such violation will be inadequate to the Bank, and that the Bank shall, in addition to and not in limitation of any other rights and/or remedies available at law or in equity, be entitled to temporary and permanent injunctive relief and specific performance without the necessity of proving actual damage.

         7. Severability. Each of the covenants herein is independent and severable. Each covenant shall remain in full force and effect regardless of the enforceability of any other covenant herein. If it shall be determined at any time by a court of competent jurisdiction that any provision of this Agreement or any portion thereof is unenforceable, then such portions as shall be determined to be unreasonably restrictive or unenforceable shall thereupon be deemed amended as to make such restrictions reasonable in the determination of such court and the provisions, as amended, shall be enforceable between the parties to the same extent as if such amendment had been made prior to the date of any alleged breach of such provision.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.
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         9.      Entire Agreement.  This Agreement constitutes the entire
agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified in any way except by a written instrument executed by all of the parties hereto.

         10. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto, their respective successors and assigns. Nothing in this Agreement shall bind any subsidiary of Holding or Factors or restrict any such subsidiary from taking any action such subsidiary or its board of directors is otherwise entitled to take without the consent or approval of Holding or Factors, as the case may be, in its capacity as a shareholder of such subsidiary.

         IN WITNESS WHEREOF, the undersigned have hereunto set hand and seal as of the date first written above.

                                        CAPITAL BANK



                                        By: /s/ Daniel M. Holtz
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                                        CAPITAL FACTORS HOLDING, INC.



                                        By: /s/ John W. Kiefer
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                                        CAPITAL FACTORS, INC.



                                        By: /s/ John W. Kiefer
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